EXHIBIT 10.34

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this “Agreement”) dated August 1, 2022 and effective on the Binding Agreement Date (except as otherwise expressly provided below)(the “Effective Date”), is by and between GOLDEN MATRIX GROUP, INC., a Nevada corporation (“GMGI”), RKINGSCOMPETITIONS LTD, a private limited company formed under the laws of Northern Ireland (the “Company”), and MARK WEIR, an individual resident of the United Kingdom of Great Britain and Northern Ireland (“Weir”), each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, GMGI, Weir, and Paul Hardman, an individual resident of the United Kingdom of Great Britain and Northern Ireland (“Hardman”, and together with Weir, the “Sellers”), are party to (i) that certain Sale and Purchase Agreement of Ordinary Issued Share Capital dated November 29, 2021 (the “Purchase Agreement”)1, pursuant to which GMGI acquired from the Sellers an 80% interest in the ordinary share capital of the Company, and (ii) that certain Shareholders Agreement dated as of November 29, 2021 (the “Shareholders Agreement”), relating to the respective rights and obligations of GMGI and the Sellers as shareholders of the Company (collectively the “Transaction Agreements”);

WHEREAS, GMGI’s acquisition of 80% of the ordinary share capital of the Company from the Sellers closed on December 6, 2021 (the “Closing”);

WHEREAS, The Sellers have materially violated the joint and several duties, covenants, and obligations of the Sellers pursuant to the Transaction Agreements on a continuous basis following Closing and has materially harmed the Company and GMGI as a result of such breaches (collectively, the “Breaches”);

WHEREAS, GMGI has previously provided written notice of such Breaches to each of Weir and Hardman, and as a result, pursuant to the terms of the Transaction Agreements, GMGI has the legal right to hold back the Holdback Amount and exercise its Holdback Amount Termination Right and to terminate the right to the Earn-Out Consideration, and exercise the Earn-Out Termination Right (each of which terms are defined in the Purchase Agreement);

WHEREAS, Weir recognizes and agrees that the Breaches, while associated with the actions of Hardman, apply equally to him, as the Sellers’ obligations under the Transaction Agreements were joint and several;

WHEREAS, the Purchase Agreement provides for One Million Pounds (GBP £1,000,000) (the “Holdback Amount”) to be retained by GMGI following Closing and to be released to Weir and Hardman in equal £500,000 parts if, and only if, (i) GMGI determines within six (6) months after Closing that the Company has achieved the equivalent of $7,200,000 of revenue during such six (6) month period, and (ii) the Sellers do not default in any of the obligations, covenants, or representation under the Transaction Agreements;

_________________________

1 https://www.sec.gov/Archives/edgar/data/1437925/000147793221008950/gmgi_ex21.htm

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

WHEREAS, the Purchase Agreement provides that in the event (A) GMGI determines, on or before the date on which GMGI files its Annual Report on Form 10-K with the SEC for GMGI’s fiscal year ending October 31, 2022 (the “Filing Date”), that the increase (if any) between (1) the Company’s twelve-month trailing EBITDA for the year ended October 31, 2022, less (2) the Company’s twelve-month trailing EBITDA for the year ended October 31, 2021, is at least GBP £1,250,000 during the twelve-month period ending October 31, 2022; and (B) the Sellers do not default in any of their obligations, covenants or representations under the Purchase Agreement or other transaction documents, then GMGI is required to pay the Sellers GBP £4,000,000 (the “Earn-Out Consideration”); and

WHEREAS, the Company, GMGI and Weir desire to enter into this Agreement to (i)   provide for Weir’s continued service to the Company in accordance with the terms of an employment agreement to be entered into simultaneously herewith in the form attached hereto as Exhibit A (the “Employment Agreement”), (ii) provide for the payment of £450,000 by GMGI to Weir in full satisfaction of GMGI’s and the Company’s obligations to Weir under the Transaction Agreements, and (iii) provide for the Releases as set forth below.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, the receipt, adequacy and sufficiency of which is hereby acknowledged and confessed, it is hereby agreed as set forth below.

CERTAIN CAPITALIZED TERMS USED BELOW ARE DEFINED IN SECTION 4.1.3 BELOW.

1. Payment to Weir; Entry into Employment Agreement; Confirmations

1.1 In full and complete satisfaction of all payment obligations of GMGI and the Company to Weir, whether under the Transaction Agreements or any employment agreement or other understanding between them, written or oral, other than the Employment Agreement, the Company agrees, subject to the terms of this Agreement, to pay an aggregate of £450,000 (the “Payment”), representing one-half of the aggregate Holdback Amount under the Purchase Agreement less an estimate of £50,000 in excess salary paid to Weir prior to the date of this Agreement. The Payment shall be made in one (1) installment of £450,000, with the payment due on August 3, 2022.

1.2 GMGI’s obligation to make the Payment is subject to (i) Weir’s ongoing compliance with the terms and conditions of (i) the Employment Agreement, (ii) the Shareholders Agreement, (iii) Articles III, IV, IX, and XI, and Sections 13.5, 13.6, 13.7, and 13.13 of the Purchase Agreement, and (iv) this Agreement (collectively, (i) through (iv), the “Surviving Obligations”). Further, the terms of Section 2.3 of the Purchase Agreement shall apply to the Payment and are hereby incorporated by reference as if fully set forth herein.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

1.3 By his entry into this Agreement, Weir confirms and acknowledges that no prior employment agreements (other than the Employment Agreement) existed between himself and the Company and any such prior agreements were never executed or binding on the Company (“Prior Agreements”). Notwithstanding the foregoing, in the event that any Prior Agreements were binding or effective, such Prior Agreements are hereby terminated in their entirety, with no continuing obligations to either party thereto, on the Binding Agreement Date.

1.4 The Payment shall be in full and complete satisfaction of any of the Company’s or GMGI’s obligations to Weir under the Transaction Agreements, whether in connection with the Holdback Amount or Earn-Out Consideration, and any other of the Company’s or GMGI’s obligations under the Purchase Agreement.

2. Releases.

2.1 Effective as of the later of (a) the Binding Agreement Date; and (b) the date the executed Employment Agreement is delivered to the Company by Weir, and in consideration for the Payment and releases provided by the Company and GMGI below, and for GMGI agreeing to enter into and to be bound by the terms and conditions of this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Weir, on behalf of himself and his Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby releases, acquits and forever discharges GMGI and the Company, and their current, past and future Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns (collectively, each as applicable, the “GMGI and Company Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, which they ever had or now have, upon or by reason of any manner, cause, causes or thing whatsoever, arising from the beginning of time to the date of this Agreement, in law or equity and all rights, obligations, claims, demands, whether in contract, tort, or state and/or federal law (each a “Claim”) arising from or relating to, or associated with the Transaction Agreements, the Holdback Amount, the Earnout Consideration, GMGI’s obligations under Sections 2.1.4 and 2.2 of the Purchase Agreement, and any other Claims whatsoever that Weir has against any GMGI and Company Released Parties as of the date of this Agreement, except for Claims relating to the failure of any GMGI and Company Released Parties to comply with the Surviving Obligations (the “Weir Release”).

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

2.2 Effective as of the later of (a) the Binding Agreement Date; and (b) the date the executed Employment Agreement is delivered to the Company by Weir, and in consideration for Weir entering into the Employment Agreement, the confirmations of Weir and the Wier Release, and for Wier agreeing to enter into and to be bound by the terms and conditions of this Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by GMGI and the Company, GMGI and the Company, each, on behalf of themselves and each of their Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge Weir and his current, past and future Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns (each as applicable, the “Weir Released Parties” and collectively with the GMGI and Company Released Parties, the “Released Parties”) from all Claims arising from or relating to, or associated with the Breaches, which release shall have no effect on Weir’s requirement to continue to comply with the terms of the Purchase Agreements and/or the Surviving Obligations (the “GMGI and Company Release” and together with the Weir Release, the “Releases”).

2.3 Each of Weir, as to the Weir Release and the Company and GMGI, as to the GMGI and Company Release (as applicable, a “Releasing Party” and collectively, the “Releasing Parties”) acknowledge that there is a risk that, after execution of this Agreement, they may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon, or are related to, any facts underlying the releases set forth above in Sections 2.1 and 2.2, as applicable (the “Released Claims”), which had they been known or more fully understood, may have affected the Releasing Parties’ decisions to execute the Agreement as it currently is written. Each Releasing Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Releasing Parties, by entering into this Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Released Claims. In furtherance of the Releasing Parties’ intention, the releases given within this Agreement shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Releasing Party of the existence of any additional or different claims or the facts relative to any such claims. In furtherance of the Releases, each Releasing Party waives any right such may have under any statutes and regulations, which state, in substance:

‘‘A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.’’

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

2.4 The Releasing Parties are not aware of any claims not being released herein against them.

2.5 Notwithstanding the terms of the GMGI and Company Release above, the foregoing GMGI and Company Release does not affect any Claim against Hardman by the Company or GMGI with respect to any matter whatsoever, including, but not limited to, the Surviving Obligations and any other matters which may arise or be discovered with respect to the Transaction Agreements, all of which are reserved by the Company and GMGI.

3. Covenant Not to Sue.

3.1 Subject to the excepted matters set forth herein (including, but not limited to the Surviving Obligations and Confidentiality Requirements), the Releasing Parties agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity or otherwise, against the Released Parties, in any way arising out of or relating to the Released Claims.

3.2 The Releasing Parties each acknowledge and agree that monetary damages alone are inadequate to compensate the other Party (or their assigns) for injury caused or threatened by a breach of this “Covenant Not to Sue” and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation of this Covenant Not to Sue is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this Section, however, shall be interpreted or construed to prohibit or in any way to limit the right of a non-breaching Released Party or of any of its assigns to obtain, in addition to injunctive relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue and Agreement.

3.3 Notwithstanding the foregoing, any action or proceeding brought for breach of or to interpret or enforce the terms of this Agreement or the Surviving Obligations and Confidentiality Requirements is excepted from each of the Covenants Not to Sue set forth above.

3.4 The Releasing Parties understand, acknowledge and agree that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases. Similarly, the Releasing Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered relating to the subject matter discussed above, shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

4. Mutual Representations, Covenants and Warranties.

4.1 Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

4.1.1 Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

4.1.2 The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any of such Party’s Governing Documents, or any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

4.1.3 Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

5. Representations and Warranties of Weir. Weir acknowledges that the Sellers have materially breached the joint and several obligations of the Sellers under the Transaction Agreements. Weir represents and warranties to GMGI and the Company that (i) Weir has not participated in, facilitated, or enabled any breaches of the Transaction Agreements at any time; and (ii) Weir will fully comply with the Surviving Obligations, the Transaction Agreements and this Agreement, at all times following the date hereof. To the extent reasonably requested by the Company or GMGI, Weir will assist, at no cost to the Company or GMGI, any action or claim brought seeking damages for the Breaches.

6. Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

6.1 “Affiliate” means (x) any Person directly or indirectly controlling, controlled by or under common control with another Person, (y) any manager, director, officer, partner or employee of a Person, or (z) any spouse, spousal equivalent or other cohabitant occupying a relationship generally equivalent to that of a spouse, father, mother, brother, sister or descendant of a Person; a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

6.2 “Binding Agreement Date” means the date that this Agreement has been signed by all Parties hereto and that a signed copy hereof has been delivered to each of the Parties hereto.

6.3 “Governing Documents” of an entity shall mean the (i) articles or certificate of incorporation or association, certificate of formation, articles of organization or certificate of limited partnership or similar instrument under which an entity is formed; and (ii) the other documents or agreements, including bylaws, partnership agreements of partnerships, operating agreements of limited liability companies, or similar documents, adopted by the entity to govern the formation and internal affairs of the entity.

6.4 “Loss” means all losses, damages, liabilities (including, without limitation, tax liabilities), claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, lost work hours (at regular billing rates) and other out-of-pocket costs and expenses and lost time.

6.5 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, or unincorporated entity.

7. No Prior Assignments. The Parties hereto represent that each has not assigned, in whole or in part, any claim, demand and/or causes of action against any other Party, or their Affiliates, agents, officers, directors, servants, representatives, successors, employees, attorneys, or assigns to any person or entity prior to such Party’s execution of this Agreement.

8. No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived.

9. No Admission of Liability. Each Party acknowledges and agrees that this Agreement is a compromise and neither this Agreement, nor any consideration provided pursuant to this Agreement, shall be taken or construed to be an admission or concession by either Party of any kind with respect to any fact, liability, or fault except as may be expressly set forth herein.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

10. Fees and Expenses. Each of the Parties shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

11. Binding Effect. This Agreement shall not be binding on any Party unless and until it is executed by, and delivered to, all Parties, and upon such execution and delivery, shall be binding on and inure to the benefit of each of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

12. Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of Nevada, without giving effect to its choice of law principles. Any actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state or federal courts located in Nevada and those such courts are convenient forums. Each Party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

13. Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

14. Binding Effect. This Agreement shall not be binding on any Party unless and until it is executed by all Parties, and upon such execution shall be binding on and inure to the benefit of each of the Parties and their respective heirs, successors, assigns, directors, officers, agents, employees and personal representatives.

15. Modification. This Agreement may be modified only by a writing signed by the Party against whom enforcement of the modification is sought.

16. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties in connection with the subject matter hereof.

17. Severability. Every provision of this Agreement is intended to be severable. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

18. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule, Appendix and Exhibit, as applicable, are references to Articles, Sections, Schedules, Appendixes and Exhibits in this Agreement unless otherwise specified and any such Schedules, Appendixes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

19. Review of Agreement; Voluntarily Entering Into Agreement. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

20. Confidentiality. Weir (the “Receiving Party”) confirms that GMGI and the Company (collectively, the “Disclosing Parties”) have disclosed confidential and proprietary information to him , relating to such Disclosing Parties’ business, including, but not limited to ideas, prospects, business transactions, concepts, strategies, corporate and financing structures, data, spreadsheets, summaries, reports, drawings, charts, specifications, forms, materials, or agreements (collectively, “Confidential Information”). Receiving Party agrees not to divulge any such Confidential Information to any third party, except as may be required or requested to be disclosed by order of a court, administrative agency or governmental body or self-regulatory organization, or by any rule, law or regulation, or by subpoena or any other legal or administrative process, or as requested by any regulator or self-regulatory organization. Notwithstanding the foregoing, the Parties agree that Confidential Information shall not include information which (a) was known by the Receiving Party prior to its disclosure by the Disclosing Party and is not subject to other confidentiality obligation, (b) is or becomes publicly known through no breach of this Agreement, (c) is received from a third party without a breach of any confidentiality obligation known to the Receiving Party, (d) is independently developed by the Receiving Party or (e) is disclosed with the Disclosing Party’s prior written consent. Notwithstanding the above, nothing contained in this Agreement limits Receiving Party’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Receiving Party further understands that this Agreement does not limit Receiving Party’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Receiving Party’s right to receive an award for information provided to any Government Agencies. The obligations set forth in this Section 19 shall be defined herein as the “Confidentiality Requirements”, and such Confidentiality Requirements shall survive the consummation of the transactions contemplated by this Agreement and continue to bind the Parties in perpetuity.

21. Execution. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page(s) follows.]

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have executed this Agreement on the date set forth above, to be effective as of the Effective Date, except as otherwise provided above.

(“GMGI”)

Golden Matrix Group, Inc.

By:	/s/ Anthony Brian Goodman

Its:	CEO

Printed Name: Anthony Goodman

(“Company”)

RKingsCompetitions Ltd.

By:	/s/ Aaron Johnston

Its:	Director

Printed Name: Aaron Johnston

(“Weir”)

/s/ Mark Weir

Mark Weir

GMGI; RKings and Mark Weir

Settlement and Mutual Release Agreement

EXHIBIT A

Employment Agreement

A-1

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (the "Agreement") dated this 1st August 2022

BETWEEN:

EMPLOYER Rkings competitions limited Unit 2, Richbrook Industrial Estate, Bessbrook, BT357DT (the "Employer")	EMPLOYEE Mark Weir 27 Main Street Bessbrook BT357DJ

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

PARTICULARS OF EMPLOYMENT

1.	As required by the Employment Rights Act 1996, s. 1, the particulars of the Employee's employment are set out in Schedule 1 of this Agreement.

COMMENCEMENT DATE AND TERM

2.	The Employee will commence permanent full-time employment with the Employer on the 1st August, 2022 (the "Commencement Date").

A-2

JOB TITLE AND DESCRIPTION

3.	The initial job title of the Employee will be the following: Business Manager.

4.

The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

5.

The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

6.

The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer or after a notice period required under law.

7.

The Employee agrees to abide by the Employer's rules, regulations, policies and practices, including those concerning work schedules, annual leave and sick leave, as they may from time to time be adopted or modified.

8.	The Employee warrants that the Employee is legally allowed to work in the country of Northern Ireland.

EMPLOYEE REMUNERATION

9.	Remuneration paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Remuneration") will consist of a salary of £130,000 (pounds) per year.

10.

This Remuneration will be payable every month while this Agreement is in force. The Employer is entitled to deduct from the Employee's Remuneration, or from any other remuneration in whatever form, any applicable deductions and remittances as required by law.

11.

The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive remuneration will rest in the sole discretion of the Employer however any bonuses would be paid monthly and that the Employee will not earn or accrue any right to incentive remuneration by reason of the Employee's employment.

12.

The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

PLACE OF WORK

13.	The Employee's primary place of work will be at the following location:

•	R.Kings HQ

14.	The Employee will also be required to work at the following place or places:

•	Employee will mostly work at R.Kings HQ but may be required to attend various work and meetings in throughout Ireland.

15.	The Employer will inform the Employee in advance of the Employee being required to work at other locations.

A-3

TIME OF WORK

16.	The Employee's normal hours of work, including breaks, ("Normal Hours of Work") are as follows: Available Mon - Sat 8am-6pm.

17.

However, the Employee will, on receiving reasonable notice from the Employer, work additional hours and/or hours outside of the Employee's Normal Hours of Work as deemed necessary by the Employer to meet the business needs of the Employer.

EMPLOYEE BENEFITS

18.

The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents or as required by law.

19.

Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

HOLIDAYS

20.	The Holiday year will commence on 1st day of August and run for one year (the "Holiday Year").

21.	During each Holiday Year, the Employee is entitled to the following paid leave, such entitlement accruing on a pro rata basis:

•	28 days pro rata.

Bank and Public Holidays to be excluded from and in addition to the Employee's stated paid annual leave.

BONUS and INCENTIVES

22.	The Company may decide to pay bonuses and Incentives from time to time

23.	The Company may with the express agreement of the Employee, satisfy any bonus payment by the granting of shares or other interests in the Company (or any other company acceptable to the Employee).

24.	The times and dates for any holidays will be determined by mutual agreement between the Employer and the Employee.

25.	Upon termination of employment, the Employer will pay compensation to the Employee for any accrued but unused holiday days.

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SICKNESS AND DISABILITY

26.

If the Employee is unable to perform the Employee's duties as a result of illness or injury, the Employee will inform the Employer of the reason for the Employee's absence no later than At least one hour before start time on the day of the absence or as soon as is reasonably possible. If the absence extends beyond 7 days, the Employee will obtain and provide the Employer with a certificate or note from the Employee's doctor corroborating such illness or injury.

27.

During such absence the Employer will not pay the Employee any amount beyond the minimum statutory sick pay specified in the Social Security Contributions and Benefits Act 1992 and any successor legislation.

28.	Any statutory sick pay will be calculated on the basis of the Employee's usual work days, being Available Monday - Sunday.

DUTY TO DEVOTE FULL TIME

29.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

CONFLICT OF INTEREST

30.

During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities including sporting, gaming, competitions and skill games (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

31.

During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

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NON-COMPETITION

32.

The Employee agrees that during the Employee's term of active employment with the Employer and for a period of five (5) years after the end of that term, the Employee will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer within any geographic area in or around UK and Ireland, in which the Employer conducts its business, or give advice or lend credit, money or the Employee's reputation to any natural person or business entity engaged in a competing business in any geographic area in which the Employer conducts its business.

NON-SOLICITATION

33.

The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer's employ, or any effort by the Employee to interfere with the Employer's relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the Employee's term of employment with the Employer and for a period of five (5) years after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

b.	Otherwise interfere with or disrupt the Employer's relationship with its employees and contractors;

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer's employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

34.

This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the period that the Employee was employed by the Employer.

35.

During the term of the Employee's active employment with the Employer, and for five (5) years thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee's employment with the Employer.

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CONFIDENTIAL INFORMATION

36.

The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

37.

The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

38.

The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by the Data Protection Act or by a non-disclosure agreement entered into between that third party and the Employer.

39.	The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;

b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

40.

The Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:

a.	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b.	Was developed entirely on the Employee's own time;

c.	Does not result from any work performed by the Employee for the Employer; and

d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

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DUTIES AND OBLIGATIONS CONCERNING CONFIDENTIAL INFORMATION

41.

The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

42.

The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

43.

The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

44.	The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; or

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

45.

If the Employee loses or makes unauthorised disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

OWNERSHIP AND TITLE TO CONFIDENTIAL INFORMATION

46.

The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

47.	The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

48.

The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

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RETURN OF CONFIDENTIAL INFORMATION

49.

The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee's employment with the Employer.

CONTRACT BINDING AUTHORITY

50.

Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

TERMINATION DUE TO DISCONTINUANCE OF BUSINESS

51.

Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer's sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

TERMINATION OF EMPLOYMENT

52.	Where there is just cause for termination, the Employer may terminate the Employee's employment without notice, as permitted by law.

53.

The Employer may terminate employee for no reason and as such the Employee and the Employer agree that reasonable and sufficient notice of termination ofemployment by the Employer is the greater of four (4) weeks or any minimum notice required by law.

54.

If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with the greater of four (4) weeks and the minimum required by law. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.

55.

The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the remuneration including any accrued annual leave and banked time, if any, calculated to the Termination Date.

56.

Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to remuneration or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

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REMEDIES

57.

In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

SEVERABILITY

58.

The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

NOTICES

59.

Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when, electronic mailed (emailed), hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

•	Employer:

Name:	Rkings competitions limited
Address:	Unit 2, Richbrook Industrial Estate, Bessbrook, BT357DT
Email	brian@goldenmatrix.com

•	Employee:

Name:	Mark Weir
Address:	27 Main Street, Bessbrook, BT357DJ
Email	Markweir3300ci@gmail.com

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MODIFICATION OF AGREEMENT

60.

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorised representative of each party.

GOVERNING LAW

61.	This Agreement will be construed in accordance with and governed by the laws of the country of Northern Ireland.

DEFINITIONS

62.	For the purpose of this Agreement the following definitions will apply:

a.	'Overtime Hours' means the total hours worked in a day or week in excess of the maximum allowed, as defined by local statute, for a work day or a work week.

b.

'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

c.

'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

d.

'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

e.

'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.

f.

'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

g.

'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

h.

'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

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GENERAL PROVISIONS

63.	Time is of the essence in this Agreement.

64.

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

65.

No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

66.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

67.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

68.

If, at the time of execution of this Agreement, there is a pre-existing employment agreement still in effect between the parties to this Agreement, then in consideration of and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, this Agreement will supersede any and all pre-existing employment agreements between the Employer and the Employee. Any duties, obligations and liabilities still in effect from any pre-existing employment agreement are void and no longer enforceable after execution of this Agreement.

69.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 1st day of August 2022

Rkings Competitions limited

/s/ Aaron Johnston
Aaron Johnston (Director)

/s/ Mark Weir
Mark Weir

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Schedule 1: Particulars of Employment

EMPLOYER DETAILS

1.	Employer Name: Rkings competitions limited

2.	Employer Address: Unit 2, Richbrook Industrial Estate, Bessbrook, BT357DT

3.	Place of Work: Unit 2, Richbrook Industrial Estate, BT35 7DT.

EMPLOYEE DETAILS

4.	Employee Name: Mark Weir

5.	Employee Address: 27 Main Street, Bessbrook, BT357DJ

EMPLOYMENT DETAILS

6.	Job Title: Business Manager Job Description: Vehicle sourcing & managing all aspects of the business.

7.	Date Employment will start: August 1, 2022
Employment is: permanent full-time

8.	Hours of work: 40
Normal hours of work are: Available 8am-6pm

9.	Holiday entitlement and holiday pay: The Holiday Year commences on the 1st day of

10.	August runs for one year. The Employee will be entitled to 28 days pro rata of paid

11.	annual leave, such entitlement accruing on a pro rata basis, with Bank and Public Holidays to be

12.	excluded from and in addition to the Employee's 28 days pro rata of paid annual leave.

13.	Pay Period: The Employee will be paid: Monthly

OTHER DETAILS

14.	Sick leave and sick pay entitlement: The Employee will not be paid any contractual sick pay for sick days.

15.	Notice of termination details: Upon completion of the probationary period, the employee is entitled to four (4) weeks notice. The Employee will give the Employer four (4) weeks notice before quitting.

16.	Details of relevant collective agreements: There is no collective agreement in place.

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